Exhibit 10.2

SECOND AMENDMENT TO THE

ARRIS GROUP, INC. EMPLOYEE SAVINGS PLAN

THIS SECOND AMENDMENT to the ARRIS Group, Inc. Employee Savings Plan (the “Plan”) is made on the 15th day of April, 2013 by Arris Enterprises I, Inc. (which will be renamed Arris Group, Inc.) (the “Company”).

W I T N E S S E T H

WHEREAS, Arris Group, Inc. (which will be renamed Arris Enterprises, Inc.) (“Old Arris”) previously sponsored the Plan, which was amended and restated in its entirety effective as of January 1, 2009, and amended by the First Amendment to the Plan generally effective as of January 1, 2010; and

WHEREAS, pursuant to an Agreement and Plan of Merger between Old Arris, the Company and Arris Enterprises II, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), (i) Merger Sub merged with and into Old Arris with Old Arris being the surviving corporation in the merger, (ii) the outstanding capital stock of Old Arris was converted into the capital stock of the Company and (iii) Old Arris became a wholly-owned subsidiary of the Company (collectively, the “Reorganization”); and

WHEREAS, pursuant to the Reorganization, Old Arris transferred to the Company, and the Company assumed, sponsorship of the Plan; and

WHEREAS, the Company will maintain the Plan for the exclusive benefit of eligible employees of the Company and the other related entities that will participate in the Plan as participating employers; and

WHEREAS, pursuant to Sections 10.1 and 10.2 of the Plan, the Company reserves the right to amend the Plan; and

WHEREAS, the Company believes it is in the best interest of the participants that the Plan be amended so that the Plan, after the Reorganization, will accept rollovers of after-tax employee contributions; and

WHEREAS, the Company also desires to amend the Plan to update the definition of the Company so as to reflect the transfer of sponsorship of the Plan from Old Arris to the Company.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.

Section 2.11 of the Plan is deleted in its entirety and replaced with the following new Section 2.11:

2.11 “Company” means Arris Group, Inc., a Delaware Corporation (formerly known as Arris Enterprises I, Inc.).

2.

Section 4.4 of the Plan is hereby amended by deleting the seventh and eighth sentences therein and replacing them with the following:

“The Plan will accept as a rollover contribution after-tax employee contributions. Any rollover contribution from an individual retirement account or annuity described in Code Section 408(a) or 408(b) may consist only of the portion of the distribution that is eligible to be rolled over under the rules of Section 402(c) of the Code.”

3.

All parts of the Plan not inconsistent herewith are hereby ratified and affirmed.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed effective as of the date first written above.

COMPANY:

ARRIS ENTERPRISES I, INC. (which will be renamed Arris Group, Inc.)

By:	/s/ Lawrence Margolis

Title:	Executive Vice President, Secretary